UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NAPSTER, INC. (Name of Registrant as Specified in Its Charter)

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Napster, Inc. released the following press release on September 8, 2008.

FOR IMMEDIATE RELEASE

Independent Proxy Advisors Spurn Napster Dissidents

PROXY Governance concludes ‘three inexperienced nominees’ lack experience as managers, executives or directors; Glass Lewis recommends vote
AGAINST dissident nominees

Los Angeles, CA - Sept. 8, 2008 -- Napster Inc. announced today that two leading independent proxy advisors—PROXY Governance Inc. and Glass Lewis & Co. -- have concluded that ALL three dissidents seeking seats on the company’s board lack the qualifications to be elected.

PROXY Governance, in declining to endorse any of the three dissidents, said that “we find no evidence that the dissident nominees are better equipped than the incumbent board to address the company’s myriad challenges.”

Describing the dissidents as “three inexperienced nominees,” PROXY Governance also concluded that there is little evidence that any of the three has “first-hand experience” as managers, executives or directors.

Separately, Glass Lewis recommended shareholders vote AGAINST the three dissident nominees. Glass Lewis said that the dissident group “has not proven that its nominees have the appropriate background or necessary expertise to serve as members on the Napster board.”

PROXY Governance agreed with virtually all of the director and governance recommendations from Napster management. The lone exception was a withhold recommendation for the head of the compensation committee as a way of expressing concern about executive compensation.

The company also noted that while Glass Lewis recommended that stockholders vote against the three dissident candidates it did, in accordance with its policies, support the shareholder proposals related to governance issues.

“We are very pleased that PROXY Governance and Glass Lewis have chosen not to support the dissident nominees,” said Brian C. Mulligan, chairman of the nominating and governance committee. “Napster’s incumbent nominees have significant public company experience and, more importantly, substantial industry knowledge and business acumen developed from years of high level managerial experience that will be valuable to Napster.”

In an Aug. 29 letter to stockholders, Napster noted that its three incumbent independent nominees - Robert Rodin, Richard Boyko and Philip J. Holthouse - have more than 34 years of experience as directors of public companies, while bringing substantial experience to Napster in such critical areas as operations, finance and marketing.

The stockholder letter further noted that the three dissidents have no experience as directors of public companies, meaning they would require on-the-job training.

Napster shareholders are reminded to support their experienced, independent directors by signing, dating and returning the WHITE proxy card today and discarding any blue proxy cards they receive.

Napster’s annual stockholder meeting will be held at 10 a.m. on Sept. 18 at the company’s headquarters at 9044 Melrose Ave., Los Angeles, Calif., 90069.

Shareholders with any questions about voting or that need additional assistance are urged to contact Laurel Hill Advisory Group, LLC the firm assisting Napster in the solicitation of proxies, toll free at
1-888-742-1305.

About Napster
Napster, the pioneer of digital music, offers the ultimate in interactive music experiences, creating better ways to discover, share, acquire and enjoy music - anytime, anywhere. The company’s offerings include “Napster” (www.Napster.com) - the most popular, on-demand music subscription service in the world and the largest, most comprehensive MP3 download store on the market; “Freenapster” (www.freenapster.com), a unique Web experience offering free, on-demand music legally in the U.S.; and “Napster Mobile,” one of the industry’s fastest growing mobile music platforms, providing the premier mobile music experience for customers in 11 global markets. Headquartered in Los Angeles, Napster's services are available in markets across the Americas, Europe and Japan.

Copyright (C) 2008 Napster, LLC. All rights reserved. Napster, Napster Mobile, Napster To Go and Napster Light are either trademarks or registered trademarks of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.

Important Information. On July 29, 2008, Napster, Inc. filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with Napster’s 2008 Annual Meeting of Stockholders. Napster’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. Napster’s proxy statement and any other materials filed by Napster with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov  or from Napster at http://investor.napster.com. Napster’s definitive proxy statement and other materials will also be available by writing to Napster, Inc., 9044 Melrose Avenue, Los Angeles, CA 90069 or by contacting our proxy solicitor, Laurel Hill Advisory Group, LLC by toll-free telephone at 1-888-742-1305.

Contact:
Investor and Media Relations Contacts for Napster:
The Blueshirt Group
Alex Wellins or Jeff Fox, 415-217-7722
alex@blueshirtgroup.com
jeff@blueshirtgroup.com
or
Media Contact for Proxy Issues:
Sitrick and Company
Jim Bates, 310-788-2850
james_bates@sitrick.com